As filed with the Securities and Exchange Commission on December 12, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMC CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of Incorporation or Organization)

04-2680009

(I.R.S. Employer Identification Number)

176 South Street,

Hopkinton, Massachusetts 01748

(Address of Principal Executive Offices)

EMC Corporation Deferred Compensation Retirement Plan, as amended December 5, 2005 effective for amounts earned and vested after December 31, 2004

EMC Corporation Executive Deferred Compensation Retirement Plan, as amended

(Full Title of the Plans)

Paul T. Dacier, Esq.

Executive Vice President and General Counsel

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

(Name and Address of Agent for Service)

(508) 435-1000

(Telephone Number, Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Deferred Compensation Obligations	$100,000,000.00	$100,000,000.00	$10,700.00

(1)	The Deferred Compensation Obligations are unsecured obligations of EMC Corporation to pay deferred compensation in the future in accordance with the terms of the EMC Corporation Executive Deferred Compensation Retirement Plan, as amended, and the EMC Corporation Deferred Compensation Retirement Plan, as amended December 5, 2005 effective for amounts earned and vested after December 31, 2004.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

EMC Corporation (the “Registrant”) hereby incorporates by reference the following documents filed with the Securities and Exchange Commission (the “SEC”):

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 6, 2006;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 5, 2006, Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2006 filed on August 10, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on November 6, 2006; and

3.	Current Reports on Form 8-K, filed on February 16, 2006, February 27, 2006, March 31, 2006, June 29, 2006, July 21, 2006, August 8, 2006, September 18, 2006, September 29, 2006, October 17, 2006 (excluding information furnished therein pursuant to Item 2.02 and any exhibits thereto to the extent related to Item 2.02), November 13, 2006 and November 17, 2006.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

The securities being registered under this Registration Statement are obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the EMC Corporation Executive Deferred Compensation Retirement Plan, as amended and the EMC Corporation Deferred Compensation Retirement Plan, as amended December 5, 2005 effective for amounts earned and vested after December 31, 2004 (each a “Plan” and together the “Plans”). The Obligations may be offered to certain eligible employees of the Registrant and its subsidiaries pursuant to the Plans.

The Obligations are unsecured general obligations of the Registrant and rank pari passu with the Registrant’s other unsecured and unsubordinated indebtedness. The Obligations are not convertible into any other security of the Registrant.

The amount of compensation to be deferred by each participant is determined in accordance with the applicable plan based on elections by the participant. Each eligible employee may elect to defer a specified portion of his or her eligible compensation by completing a deferral election form in a form that the administrator of the applicable plan (the “Administrator”) will prescribe. Amounts will be deferred in such intervals as the Administrator may prescribe. A deferral election generally must be made with respect to compensation earned in any calendar year only if delivered to the Administrator prior to the end of the previous calendar year. Elections to defer compensation are irrevocable and, accordingly, except in limited circumstances, a participant will not have the right to make withdrawals of amounts deferred prior to the time fixed for distribution of these amounts. During the year in which an election is effective, the Administrator will cause the participant’s compensation to be reduced by the amount specified to be deferred and these amounts will be credited to the participant’s account under the applicable Plan at the time the compensation would otherwise have been paid.

The Obligations for a participant will equal the balance of the participant’s accounts under the Plans. A participant may select various measuring investments which are used for purposes of the Plans to measure fluctuations in the balance of that portion of an account which is deemed notionally invested in such investments. The Administrator shall determine the measuring investments that are to be made available under the Plans and may at any time reduce or increase the number of, or otherwise change the list of, such measuring investments, including with respect to amounts already deferred under the Plan.

The Administrator is the Compensation Committee of the Registrant’s Board of Directors. The Administrator has complete authority to construe the terms of the Plans, determine the eligibility of participants in the Plans and make all other determinations and take all other actions assigned to the Administrator under the Plans. The Administrator has the authority to interpret the Plans and decide any questions and settle all controversies and disputes that may arise in connection with the Plans. Determinations of the Administrator are conclusive and binding on all parties.

Generally, amounts in a participant’s accounts will be distributed in accordance with the participant’s election either in a single lump sum payment payable upon, or in annual installments commencing upon, termination of employment by reason of retirement (as specifically defined in the applicable Plan), death or disability. Generally, a participant will receive a single lump sum payment upon termination of employment for any other reason. In addition, a participant may elect to receive a distribution from his or her account on a specified date either in a single lump sum payment or in annual installments. A participant may also elect to receive a single lump sum payment upon a Change of Control (as defined in the applicable Plan). In certain instances, a participant may be allowed to receive a distribution from his or her account in a lump sum payment due to financial hardship or other reasons.

The rights of participants and their beneficiaries under the Plans are not subject in any manner to alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plans, other than a claim for benefits by a participant or his or her beneficiary(ies), shall be null and void.

The Registrant may, but shall not be obligated to, set aside amounts or establish any trust or fund to assist in the payment of distributions from the participants’ accounts under the Plans. Whether or not such a trust is established, participants and their beneficiaries under the Plans shall have rights no greater than those of unsecured general creditors of the Registrant.

The Registrant may terminate the Plans at any time and may amend the Plans at any time prior to a Change of Control, with or without retroactive effect. No amendment or termination of a Plan, however, shall adversely affect the rights of any participant with respect to amounts credited to his or her account under a Plan as of the amendment or termination.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities being registered pursuant to this registration statement will be passed upon for the Registrant by Paul T. Dacier, Executive Vice President and General Counsel of the Registrant. Mr. Dacier is eligible to participate in the Plans.

Item 6.	Indemnification of Directors and Officers.

Section 8.51 of Chapter 156D of the General Laws of the Commonwealth of Massachusetts authorizes a Massachusetts corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (1)(i) he conducted himself in good faith, (ii) he reasonably believed that his conduct was in the best interest of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful or (2) he engaged in conduct for which he shall not be liable under an authorized provision of the corporation’s articles of organization. Section 8.56 of Chapter 156D of the General Laws of the Commonwealth of Massachusetts authorizes a corporation to indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, bylaws, a resolution of the board of directors or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.

The Registrant’s Restated Articles of Organization include a provision that eliminates the personal liability of each of its directors for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law, notwithstanding any provision of law imposing such liability, except for liability, to the extent required by Section 13(b)(1 1/2) or any successor provision of the Massachusetts Business Corporation Law, (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under sections 61 or 62 of the Massachusetts Business Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant’s Amended and Restated By-laws provide that (a) the Registrant shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the Registrant or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; (b) the Registrant is authorized to pay expenses, including counsel fees, from time to time reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the Registrant the amounts so paid by the Registrant if it is ultimately determined that indemnification for such expenses is not authorized under the Amended and Restated Bylaws; (c) the right of indemnification under the Amended and Restated By-laws shall not be exclusive of or affect any other rights to which any director or officer may be entitled by contract or otherwise under law.

The Registrant has entered into indemnification agreements with its directors and executive officers providing for the indemnification of such director or executive officer, as applicable, to the extent legally permissible and the payment of expenses, including counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding in which such individual may be involved by reason of such individual being or having been a director or officer of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

4.1	EMC Corporation Executive Deferred Compensation Retirement Plan, as amended.

4.2	EMC Corporation Deferred Compensation Retirement Plan, as amended December 5, 2005 effective for amounts earned and vested after December 31, 2004.

5.1	Opinion of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).

Item 9.	Undertakings.

The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hopkinton, Commonwealth of Massachusetts, on December 12, 2006.

EMC CORPORATION

By:	/S/ PAUL T. DACIER
Paul T. Dacier
Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Joseph M. Tucci, David I. Goulden and Paul T. Dacier, and each of them singly, with the power to act without the other, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of December 12, 2006.

Signatures	Title

/S/ JOSEPH M. TUCCI JOSEPH M. TUCCI	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/S/ DAVID I. GOULDEN DAVID I. GOULDEN	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ MARK A. LINK MARK A. LINK	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

MICHAEL W. BROWN	Director

[SIGNATURE PAGE TO REGISTRATION STATEMENT ON FORM S-8]

/S/ MICHAEL J. CRONIN MICHAEL J. CRONIN	Director

/S/ GAIL DEEGAN GAIL DEEGAN	Director

/S/ JOHN R. EGAN JOHN R. EGAN	Director

/S/ W. PAUL FITZGERALD W. PAUL FITZGERALD	Director

/S/ OLLI-PEKKA KALLASVUO OLLI-PEKKA KALLASVUO	Director

/S/ WINDLE B. PRIEM WINDLE B. PRIEM	Director

/S/ DAVID N. STROHM DAVID N. STROHM	Director

ALFRED M. ZEIEN	Director

[SIGNATURE PAGE TO REGISTRATION STATEMENT ON FORM S-8]

EXHIBIT INDEX

Exhibit Number	Title of Exhibit

4.1	EMC Corporation Executive Deferred Compensation Retirement Plan, as amended.

4.2	EMC Corporation Deferred Compensation Retirement Plan, as amended December 5, 2005 effective for amounts earned and vested after December 31, 2004.

5.1	Opinion of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Paul T. Dacier, Executive Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature pages to this Registration Statement).